Exhibit 99.1

Ciber Announces Agreement To Sell Its Infor Practice To Infor

GREENWOOD VILLAGE, Colo., March 20, 2017 /PRNewswire/ — Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced an agreement to sell its Infor Practice to Infor, a leading provider of beautiful business applications specialized by industry and built for the cloud.

Ciber has been an Infor Alliance Partner since 2012 and has been selected as an Infor Alliance Partner of the Year multiple times. Ciber’s Infor Practice offers implementation, integration and upgrade services related to Infor software to customers in North America and Europe. Employees from Ciber’s Infor Practice will transition to Infor when the transaction closes.

“The sale of our Infor Practice reflects a fundamental decision to hone our business to a focused IT staffing foundation with complementary integrated Business Consulting and Application Development Management capabilities in a synergistic Digital Transformation offering,” said Ciber President and Chief Executive Officer Michael Boustridge. “We are working to provide a seamless transition and great continuity and service to our affected customers and our employees.”

About Infor

Infor builds business software for specific industries in the cloud. With 15,000 employees and over 90,000 customers in more than 170 countries, Infor software is designed for progress. To learn more, please visit www.infor.com.

About Ciber, Inc.

Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.

Ciber’s Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Ciber’s operations, results of operations and other matters that are based on Ciber’s current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a more detailed discussion of these risks, see the information under the “Risk Factors” heading in Ciber’s Annual Report on Form 10-K for the year ended December 31, 2015, Ciber’s Quarterly Report on Form 10-Q for the three months ended September 30, 2016 and Ciber’s Annual Report on Form 10-K for the year ended

December 31, 2016, when filed with the SEC, and other documents filed with or furnished to the SEC. Other than as required by law, Ciber undertakes no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact:

Scott Kozak
Global Communications, Investor and Industry Relations
303-967-1379
skozak@ciber.com

SOURCE Ciber, Inc.